Exhibit 99.1

Contact:	Barclay Phillips

SVP, Chief Financial Officer and Treasurer

Novavax, Inc.

240-268-2000

Novavax Announces Positive Top-Line Results from Phase 1 Clinical Trial of
RSV Vaccine Candidate in Elderly

•	Well-tolerated without any vaccine-related serious adverse events
•	Adjuvant enhanced response seen in all dose levels
•	Anti-F IgG antibodies to the F protein in serum rose 3.0-5.7 fold across all dose levels
•	Palivizumab-like antibodies rose from undetectable levels to those previously associated with decreased hospitalization
•	Increased RSV A and B neutralizing antibody responses seen in all vaccinated groups
•	Data paves the way for ongoing development of an RSV-influenza combination vaccine

Rockville, MD (July 2, 2013)–/GlobeNewswire, Inc. /-Novavax, Inc. (NASDAQ: NVAX) today announced positive top-line safety and immunogenicity data for its respiratory syncytial virus (RSV) vaccine candidate from a dose-ranging Phase 1 study in elderly adults. All subject groups receiving the recombinant fusion (F) protein nanoparticle vaccine candidate exhibited antibody responses against RSV at 28 and 56 days post-immunization, with rises in serum anti-F immunoglobulin G (IgG) antibody levels. The highest response rates and greatest increases in antibody levels were observed in groups receiving RSV F antigen with aluminum phosphate as an adjuvant. All subjects simultaneously received a licensed seasonal trivalent influenza vaccine to ensure coverage over the influenza season. Local and systemic safety were monitored and together with the interim immunogenicity are provided here as top line data through Day 56.

The study examined the immunogenicity and safety of Novavax’s RSV F nanoparticle vaccine in 220 healthy elderly adults (≥60 years of age, mean age of 68 years of age). Subjects received either 60µg or 90µg of the RSV F vaccine candidate, with or without adjuvant, or a placebo. The vaccine was well tolerated with no meaningful differences in the frequencies of adverse events (AEs) between the placebo (70%) and active vaccine groups (58-75%), and no dose-related trends in AEs. The adjuvant groups had a higher incidence rate of injection site AEs (43%) compared to placebo (23%), but all such AEs were reported as mild or moderate in severity. There were no vaccine-related serious AEs, and no subject withdrawals due to AEs.

Highlights of the interim immunogenicity results of the RSV F vaccine in elderly adults include:

•	The overall immune responses, in terms of both frequency and amplitude of antibody rises, were greater in the groups receiving the 90μg dose of RSV F vaccine compared to the groups dosed with 60µg. Significantly greater immune responses were observed in the groups receiving adjuvanted vaccine compared to those receiving unadjuvanted formulations.

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•	Increases in anti-F IgG were observed in all actively-vaccinated groups by Day 7 post-immunization. Antibody levels continued to rise through Day 28 among recipients of unadjuvanted vaccines, then plateaued. In contrast, anti-F IgG levels continued to rise through Day 56 in recipients of adjuvanted vaccine. The greatest response was observed in the 90µg RSV F adjuvanted vaccine group, with a 5.6 fold rise in anti-F IgG and a sero-response rate of 79% at Day 56.
•	Antibodies competing with palivizumab, a monoclonal antibody known to be efficacious in the prevention of severe RSV disease, were essentially undetectable in these elderly subjects at Day 0, but showed significant increases in 80 to 97% of active vaccine recipients by Day 28. In subjects receiving the adjuvanted vaccines, significant responses were sustained in 97% through Day 56. In the subjects receiving the 90µg RSV F vaccine with adjuvant, levels of competitive antibodies equivalent to 186µg/mL of palivizumab were achieved.
•	Levels of antibodies specific for the antigenic site II peptide, representing the neutralizing epitope on the RSV F protein recognized by palivizumab, rose 5.6 to 12.5-fold, with best responses again in the 90µg RSV F adjuvanted vaccine group.
•	RSV A and B microneutralizing antibody levels increased in all vaccinated subject groups, with greatest responses seen in the 90µg RSV F adjuvanted vaccine group. Geometric mean-fold increases in microneutralizing antibody titers ranged from 1.4 to 1.7-fold.
•	Hemagglutination-inhibiting (HAI) responses to the seasonal influenza vaccine were unaffected by co-administration with the RSV F vaccines; an important feature given that the two vaccines would likely be given to the elderly contemporaneously in clinical practice.

“These data provide further evidence that our RSV F nanoparticle vaccine is well-tolerated and immunogenic,” said Gregory Glenn, Chief Medical Officer of Novavax. “As seen in our previous trials in younger subjects, the vaccine induced an important functional immune response in the palivizumab-like antibodies, as well as enhancing microneutralization antibodies to levels that are in excess of the range expected to reduce hospitalizations resulting from RSV. In addition, the co-administration of the RSV F vaccine candidate with a licensed seasonal influenza vaccine did not appear to negatively impact or interfere with induction of immunity in the influenza vaccine.”

“Protecting the elderly from respiratory ailments is an important part of both our RSV and our seasonal influenza vaccine development programs,” noted Stan Erck, President and CEO of Novavax. “These data suggest a path forward for a Novavax combination RSV and seasonal influenza vaccine to improve the coverage for respiratory infections in elderly and high-risk adults.”

About RSV

RSV is a major respiratory pathogen in infants, children, and adults. RSV infections in adults represent re-infections and are generally mild to moderate in severity, except in persons with high-risk conditions including the elderly and adults with underlying chronic cardiac or pulmonary disease. It is estimated that between 11-17,000 adults die of RSV infection annually in the U.S., with and up to 180,000 admitted to hospital with respiratory symptoms. Currently, there is no approved RSV prophylactic vaccine available.

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About VLPs and Novavax’ Vaccine Program

VLPs are self-assembling protein structures that resemble the external structure of viruses, elicit broad and strong antibody and cellular immune responses but lack the live genetic material that causes viral replication and infection. VLPs contain three of the major structural virus proteins that are important for fighting influenza: hemagglutinin and neuraminidase, both of which stimulate the body to produce antibodies that neutralize the influenza virus and prevent its spread through the cells in the respiratory tract, and matrix 1, which stimulates cytotoxic T lymphocytes to kill cells that may already be infected. VLPs can be designed quickly to match individual viral strains and be produced efficiently using portable recombinant cell-culture technology. Novavax’ VLP-based vaccine candidates are produced more rapidly than egg-based vaccines because of our cell-culture technology platform combined with single-use bioprocessing technology employed strategically throughout the manufacturing process.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating vaccines to address a broad range of infectious diseases worldwide. Using innovative recombinant nanoparticle technology, as well as new and efficient manufacturing approaches, the company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platform to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH. Together, these organizations support Novavax’ worldwide commercialization strategy and have the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website, www.novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and Novavax’s vaccine products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2012, and filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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